FOR IMMEDIATE RELEASE Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Declares Special Cash Dividend

November 21, 2022 -- LANCASTER, PA -- Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors (the “Board”) declared a special cash dividend of six cents per share on its common stock, payable on December 15, 2022, to shareholders of record as of December 1, 2022.

Fulton declared quarterly cash dividends on its common stock of fifteen cents per share in each of the first, second and third quarters of 2022. The Board is expected to consider the next quarterly cash dividend at its December 2022 meeting.

Fulton, a $26 billion Lancaster, Pennsylvania-based financial holding company, has approximately 3,300 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton can be found at investor.fultonbank.com.